EXHIBIT 5.1

DUNN SWAN & CUNNINGHAM A PROFESSIONAL CORPORATION
ATTORNEYS AND COUNSELLORS AT LAW
MICHAEL E. DUNN	2800 OKLAHOMA TOWER	405. 235.8318
	210 PARK AVENUE	FACSIMILE 405. 235.9605
OKLAHOMA CITY, OKLAHOMA 73102-5604

May 4, 2004

Board of Directors
  of GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, Oklahoma 73102

Gentlemen:

        We have acted as counsel to GrayMark Productions, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 6,010,000 shares of common stock (the "Shares") and 2,955,000 redeemable warrants (the "Warrants").

        The offering of the Shares and Warrants is more fully described in that certain Registration Statement on Form SB-2 (No. 333-111819), filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and all amendments thereto (the "Registration Statement"), and the Prospectus in the form as to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act (the "Prospectus").

        For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed, considered and received such certificates, documents and materials as we deemed appropriate. In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies.

        The law bearing upon the matters addressed in this opinion letter is limited to the law of the United States and the law of Oklahoma, including the statutory provisions, all applicable provisions of the Oklahoma Constitution and reported judicial decisions interpreting those laws.

        Based upon our examination and consideration of such documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

  1.
  The Company is duly organized and existing under the laws of the State of Oklahoma;

  2.
  All of the issued and outstanding shares of the common stock of the Company has been legally issued, is fully paid and not liable to further call or assessment;

  3.
  The 3,055,000 Shares to be sold by the Company pursuant to exercise of the Warrants and the Stock Options described in the Prospectus against payment therefore in accordance with their terms, will be legally issued, fully paid and will not be liable for further call or assessment; and

  4.
  The Board of Directors of the Company duly approved the Redeemable Warrants and Stock Options and the form thereof, has authorized the execution and delivery of the Redeemable Warrants and Stock Options and the Redeemable Warrant Agreement and Stock Option Agreement setting forth the terms and conditions of the Redeemable Warrants and Stock Options, are binding obligations of the Company. The Company has the full power, authority and legal right to enter into the Redeemable Warrant Agreement and Stock Option Agreement and to perform, deliver and consummate the transactions contemplated thereunder.

        In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto, and to the reference to our firm name under the caption "Legal Matters" of the Prospectus which is included as a part of the Registration Statement.

                      Very truly yours,
                       /s/ DUNN SWAN & CUNNINGHAM